ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

April 13, 2018

We have read Item 4.01 of Form 8-K dated April 13, 2018 of Citadel Exploration, Inc. ("the Registrant") and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP